Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
December 15, 2017

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064

Re:      AbbVie 2013 Incentive Stock Program

Ladies and Gentlemen:

We have acted as special counsel to AbbVie Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of 63,000,000 shares of common stock of the company, $.01 par value per share (the “Shares”), to be issued pursuant to the AbbVie 2013 Incentive Stock Program (the “Plan”).  In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Shares, relevant resolutions of the Board of Directors of the Company relating to the establishment of the Plan and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.